Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of William R. Carapezzi, Jr., Michael C. Keefe, Christopher M. McCarthy or Eugene Serban (the “Designees”), signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file, in paper or electronically, via EDGAR or any other system utilized by the United States Securities and Exchange Commission (the “SEC”) for Section 16 filings with the SEC and any stock exchange or similar authority as a result of the undersigned’s ownership of, or transactions in, securities of Lucent Technologies Inc.  The Designees are also authorized to execute and file on the undersigned’s behalf any document that is required in order facilitate the filing of Forms 3, 4 and 5 electronically.

The authority of the Designees under this Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 with regard to the undersigned’s ownership of, or transactions in, securities of Lucent Technologies Inc., unless earlier revoked in writing.  This Statement supersedes any prior Confirming Statement the undersigned may have executed.  The undersigned acknowledges that the Designees are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:            November 17, 2004

                                                            __________________________

                                                                                      Robert T. Warstler